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                                                                    EXHIBIT 23.2
                                                                    ------------



                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Calspan SRL Corporation


We consent to the use of our report dated January 25, 1995 with respect to the consolidated balance sheet of Space Industries International, Inc. and subsidiaries (formerly Calspan Holding Corporation and predecessor to Calspan SRL Corporation) as of January 1, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended January 1, 1995 and January 2, 1994, which report is incorporated herein by reference to the December 31, 1995 annual report on Form 10-K of Arvin Industries, Inc. and to the reference to our Firm under the heading "Experts" in the prospectus.



                                       KPMG Peat Marwick LLP



Buffalo, New York
January 13, 1997